Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169556, No. 333-175565, No. 333-186464, No. 333-188510, No. 333-198378, No. 333-213742 and No. 333-216711) and on Form S-3 (No. 333-228908 and No. 333-213766) of Precision Therapeutics, Inc. of our audit report dated January 22, 2019, relating to the consolidated financial statements of Helomics Holding Corporation and Subsidiaries as of and for the nine months ended September 30, 2018, which appears in Exhibit 99.1 to this Form 8-K/A.

Schneider Downs & Co., Inc.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

January 28, 2019